Exhibit 99.1

Edwin J. Gillis Elected To Teradyne’s Board

Boston – (BUSINESS WIRE) – October 3, 2006 – Teradyne, Inc. (NYSE:TER) announced the election of Edwin J. Gillis to its Board of Directors on October 2.

Mr. Gillis most recently served as the senior vice president of Administration & Integration at Symantec Corporation. He previously held senior management and financial positions at VERITAS Software, Parametric Technology Corporation and Lotus Development Corporation, and served as a general practice partner and CPA at Coopers & Lybrand. He currently serves on the boards of two private companies — Endeca Technologies and EqualLogic.

Mr. Gillis holds a bachelor’s degree from Clark University, a master’s degree from the University of Southern California and a master’s degree in business administration from Harvard Business School.

“I’m very pleased that Ed Gillis is joining our Board of Directors,” said George Chamillard, Teradyne’s chairman. “His broad experience and strong financial background will be very helpful to us as we address our future growth opportunities.”

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2005, Teradyne had sales of $1.08 billion, and currently employs about 4,000 people worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.